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                                                                EXHIBIT 1

                                 OPERATING AGREEMENT

                                          OF

                             DEERE PARK EQUITIES, L.L.C.




    This Operating Agreement of DEERE PARK EQUITIES, L.L.C., (the "Company"), a limited liability company organized pursuant to the Illinois Liability Company Act (the "Act") is entered into and shall be effective as of December 1, 1995 by and among the Company and the persons executing this Agreement (the "Company Agreement") as members.

                                      ARTICLE I

                                      FORMATION

    1.1 Organization - The Members hereby organize the Company as an Illinois Limited pursuant to the provisions of the Act.

    1.2 Name - The name of the Company is DEERE PARK EQUITIES, L.L.C. and all business of the Company shall be conducted under that name or under any other name designed by the Member-Managers, but in any case, only to the extend permitted by applicable law.

    1.3 Effective Date - The Company has been organized as an Illinois Limited Liability Company by executing and delivering Articles of Organization to the Illinois Secretary of State in accordance with and pursuant to the Act on December 1, 1995.

    1.4 Term - The Company shall be dissolved and its affairs wound up in accordance with the Act and the Company Agreement on December 31, 2020, unless the term shall be extended by amendment to the Company Agreement and the Articles of Organization, or unless the Company shall be sooner dissolved land its affairs would up in accordance with the Act or the Company Agreement.

    1.5 Principal Office/Registered - The Principal Office of the Company shall be located at 650 Dundee Road, Suite 460, Northbrook, Illinois 60062. The registered agent and Office of the Company shall be Allen S. Gerrard, 33
N. Dearborn Street, Suite 1850, Chicago, IL 60602.

                                      ARTICLE II

                                  NATURE OF BUSINESS

    2.1 Business - The business of the Company shall be to profit from the activities of traders who trade securities primarily using electronic systems for order entry. The Company

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shall conduct business as a registered broker-dealer.  the Company shall trade securities on a proprietary basis.

    2.2 Other Business - The Company may also engage in any other lawful business whatsoever, including but not limited to any such business as shall any time appear conducive to, or expedient for, the protection or benefit of the Company and its assets or necessary or convenient to accomplish its purposes and operate its business as described in Section 2.1 hereof.

                                     ARTICLE III

                                ACCOUNTING AND RECORDS

    3.1 Records to be Maintained - The Company shall maintain at the Principal Office all records required to be maintained by the Act.

    3.2  Reports to Members:

         A. The Company shall provide all Members with those information returns required by the Act, the Internal Revenue Code of 1986, as amended (the "Code"), and applicable laws.

         B. The Company shall make available to Members all records required by law at such times and under such conditions required by the law.

    3.3 Accounts - The Company shall maintain a Capital Account for each Member in accordance with Section VII.

    3.4 Accounting Method and Period - The books and records of the Company shall be maintained on such accounting method as the Member-Managers shall designate. The fiscal year of the Company shall end on December 31.

                                      ARTICLE IV

                            CLASSES OF MEMBERS' INTERESTS

    4.1 Classes - The Company is authorized to have two classes of Members' interests ("Interests"): Class A Interests and Class C Interests.

    4.2 Rights of Classes - The rights of each class of Interests shall be identical except as otherwise specifically set forth herein.

    4.3 Members' Interests' - The Members of the Company, their respective agreed upon initial capital contributions and the class of Interest held by each Member shall be as set forth on Exhibit A attached hereto and by this reference made a part hereof.

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                                      ARTICLE V

                             RIGHTS AND DUTIES OF MEMBERS

    5.1 Voting Rights- All Members who have not dissociated shall be entitled to vote on any matter submitted to a vote of the Members.

    5.2 Quorum, Meetings, Consents - Members at least two-thirds of the outstanding Capital Interests and/or Profits Interests, represented in person or by proxy, (determined as of the date a meeting is called) and all Members who hold Class A Interests, represented in person or by proxy, shall constitute a quorum for a meeting of Members. If a quorum is present, the affirmative vote of both (a) Members holding a majority of the Capital Interests and/or Profits Interest represented at such meeting and (b) Members holding a majority of the Class A Interest represented at such meeting shall be the act of Members, unless a vote of a greater or lesser proportion or number is otherwise required by the Act, the Articles of Organization or the Company Agreement. Action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the action is evidenced by written consent of all Members.

    5.3 Capital Interests - "Capital Interests" when used in this Company Agreement shall mean the interest of the Members in the capital of the Company as indicated on the books and records of the Company. A Particular Member's interests in the capital of the Company shall be determined by comparing the balance of his Capital Account to the total of all Members Capital Account balances as of the date of such determination.

    5.4 Profit Interests - "Profit Interests" when used in this Company Agreement shall mean the interest of the Members in the profits of the Company as indicated on the books and records of the Company. A particular Member's interests in the profits of the Company shall be determined by computing his percentage of profits to the total of all Members' profits as of the date of such determination without regard to any special allocation provided for in Section 8.2

    5.5 Liability of Members - No Member (as a Member) shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

    5.6 Indemnification - With the approval of holders of a majority of the Capital Interests, excluding the Member(s) for whom indemnity is sought, the Company shall indemnify a Member for all costs, losses, liabilities, and damages paid or accrued by such Member or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of Illinois, except as otherwise provided in the Company Agreement.

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                                      ARTICLE VI

                             GOVERNANCE:  MEMBER-MANAGERS

    6.1 Designation of Member-Managers - The business and operations of the Company will be managed by the Member-Managers, who shall be a Member (the "Member-Manager"). From the inception of the Company, DOUGLAS A. GERRARD will serve as Member-Manager until he resigns. After resignation of the Member-Manager, a new Member-Manager may be appointed only with the consent of both holders of a majority of the Capital or Profit Interests and all holders of Class A Interests.

    6.2 Authority of the Member-Manager - The Member-Manager has sole authority to manage the Company and is authorized, solely, to make any contracts, enter into any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company's business.

    6.3 Nonliability and Indemnification of Member-Manager for Acts or Omissions in Official Capacity - The Member-Manager shall perform his duties as Member-Manager in good faith, in a manner he reasonably believes to be in the best interest of the Company, and with such care as ordinary prudent person in a like position would use under similar circumstances. The Member-Manager shall not be liable to the Company or any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking of the Member-Manager. The Member-Manager is released from liability for damages and other monetary relief to the fullest extent permitted by the Act. The Company shall indemnify the Member-Manager for all costs, losses, liabilities and damages paid or accrued by the Member-Manager in connection with the business of the Company to the fullest extent provided by the laws of Illinois.

    6.4  No Authority of Members - Except as authorized by the
Member-Manager, no Member is an agent of the Company or has the authority to make any contracts, enter into any transactions, or make any commitments on behalf of the Company.

    6.5 Tax Matters Partner - The Member-Manager shall served as the "Tax Matters Partner" for all purposes permitted under the Code.

                                     ARTICLE VII

                          CONTRIBUTIONS AND CAPITAL ACCOUNTS

    7.1 Initial Contributions - Each Member shall make the Capital Contribution described for that Member on Exhibit A at the time and on the terms specified on Exhibit A. The value of the Capital Contributions shall be set forth on Exhibit A.

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    7.2  Maintenance of Capital Accounts - A separate capital account
("Capital Account") for each Member shall be established on the books of the Company. The capital contribution of each Member shall be credited to such Member's Capital Account. There shall be debited to each Member's Capital Account the amount of all distributions or returns of capital made to such Member and if such Member is trading the Company's proprietary account, those expenses relating thereto. Capital Accounts also shall be credited or debited with the share of profits and losses of the Company allocated to each Member provided in Article 8.1, and from any special allocation to such Member as provided in Article 8.2. Each Member's distributive share of profits and losses of the Company for any taxable year shall be determined in accordance with Article VIII hereof. Notwithstanding any provision of this Company Agreement to the contrary, the Capital Accounts of the Members shall at all times be maintained strictly in accordance with Treas. Reg 1.704-1(b)(2)(iv), as amended from time to time, and shall be adjusted as provided therein.

    7.3 Interest and Return of Capital - No Member shall be entitled to interest on its Capital Contribution or a return of its Capital Contribution, except as expressly provided herein.

    7.4  Additional Contribution - Except as provided in Articles 7.5 and
12.2 (a) no Member shall be required to make an additional contribution and
(b) additional capital contributions may be made by a Member only with the consent of the Member-Managers.

    7.5 Member-Managers - Capital Contributions - The Member-Managers, in the aggregate, must maintain through out the entire existence of the L.L.C. a minimum Capital Account balance equal to the lesser of 1% of total positive capital account balances of $200,000. In addition, whenever a non-managing member makes a capital contribution, the Member-Managers must contribute immediately to the L.L.C. capital equal to 1.01% of the non-managing member's capital contributions or a lesser amount (including zero) that causes the sum of Member-Manager's Capital Account balance to equal the lesser of 1% of total positive capital account balance for the L.L.C. or $200,000. Capital Accounts and the value of contributions are determined under the rules of $1.704-1(b)(2)(iv) of the Income Tax Regulations.

                                     ARTICLE VIII

                            ALLOCATIONS AND DISTRIBUTIONS

    8.1 Allocations of Net Profits and Net Losses from Operations - Net Profits and Net Losses of the Company shall be allocated among the Members' Capital Accounts as follows:

A.  NET PROFITS

    1. CLASS C INTERESTS - Net Profits for each fiscal year shall first be allocated to the Class C Interests to the extent of the cumulative aggregate "Preference Return". For this purpose the "Preference Return" for a particular Class C Interest that was outstanding during the year, (or if less than a year on a pro-rata basis) shall be an amount equal to (i) three percent (3%) per annum or such other rate as designated by the Member-Managers in a written notice mailed to

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holders of Class C Interests at least thirty (30) days prior to such new rate taking effect and (ii) multiplied by the average month end balance of the Capital Account relating to such Class C Interest during the year, as determined in good faith and on a consistent basis by the Member-Managers based on the books and records of the Company. In addition, Class C
Interests may receive a special allocation of profits.

    2. Class A Interests - Net Profits remaining after the allocations provided for in 8.1(A)(1) shall be allocated to the Class A interests in the following percentage:

                                 100% Douglas Gerrard

B.     NET LOSSES

    1. Class C Interests - A Class C Member may be allocated a loss for the fiscal year which results from a special allocation provided for in Article 8.2, to the extent that there have been cumulative previous special allocations of profits to that Member, or to the extent of their contribution to their own Capital Accounts.

    2. Class A Interests - Net Losses remaining for the fiscal year after the allocations provided for in Articles 8.1(B)(1) and 8.1(B)(2) shall be allocated to the Class A Interests in the following percentage: 100% to Douglas A. Gerrard.

    8.2  Special Allocations:

    A. A Member who trades the Company's proprietary securities trading account will receive a special allocation, determined by the Member and the Member-Manager, of profit or loss based on that Member's trading results for the period. In addition, there shall be no special allocation of profit, until or unless there are profits that exceed any previous loss which has not been allocated to such Member.

    B. The Member shall have the exclusive right to select the potential trades, and the Member-Manager, or his designee or designees, can reject any selected trade and/or liquidate any securities position if he feels it is in the best interests of the Company. The Member and Member-Manager will mutually decide which specific securities are to be traded, after considering the securities traded by other Members, and applicable rules and regulations.
 In addition, all Members who trade the Company's proprietary account shall be subject to the Company's restrictions, risk parameters, principles of trading, and rules and regulations as they may be changed from time to time. Any breach of the above will constitute cause for involuntary dissociation as provided in Article 10.1(B) and (C), and/penalty, if applicable, as provided for in Article 10.2(B).

    8.3 Net Profits and Net Losses - "Net Profits" or "Net Losses" shall mean the profits or losses of the Company including without limitation each item of the Company income, gain, loss, deduction and credit.

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    8.4   Distributions - From time to time, the Member-Manager shall determine to what extent distributions out of profits and capital shall be made to Members. Distributions shall be made in cash and need not be made proportionately among all Interests or among a class or classes of Interest.

    8.5 Tax Allocation - For federal, state and local income tax purposes, the income, gains, losses, deductions and credits of the Company shall be allocated among the Members in the same manner that each such item is allocated among the Capital Accounts.

    8.6 Withholding - Each Member authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member or as a result of such member's participation in the Company, including but not limited to the share of the Company's liability for Illinois Personal Replacement Income Tax that is attributable to Net Profits allocated to such Member (unless the Company is allowed a deduction in determining such liability for the amount so allocated). Any such withholdings shall be deemed to be a distribution to such Member with respect to such Member's Interest.

    8.7 Compliance with Code - The allocations contained in this Agreement are intended to comply with Texas. Reg. Section 1.704-1(b) issued pursuant to Section 704(b) of the Code and shall be interpreted in a manner consistent with such Regulations. The Company may, by action of the Member-Manager and without the consent of any Member, amend the provisions of the Agreement and the manner in which profits and losses (or other items) are allocated to the extent (but only to the extent) necessary to comply with such Regulations.

                                      ARTICLE IX

                   DISPOSITION OR TRANSFER OR MEMBERSHIP INTERESTS

    10.1 Dissociation - A person all cease to be a Member upon the happening of any of the following events ("Dissociation"):

          A.  the voluntary withdrawal of a Member prior to December 31, 2020;

          B.  a decision of the Member-Managers to remove a Class C Member;

          C.  the bankruptcy of a Member;

          D. in the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member's personal estate;

          E. in the case of a Member that is a separate organization other than a corporation, the dissolution and commencement of winding up of the separate organization;

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          F.  in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

          G. in the case of an estate, the distribution by the fiduciary of the estate's entire interest in the Company;

          H. in any case, no withdrawal may be made except after full compliance with Article II Rule 6(b) of the Rules of the Chicago Stock Exchange.

    10.2 Rights Upon Dissociation - Upon the occurrence of any of the events specified in Article 10.1, the Company shall distribute to such member, or such other person as required by law, within 45 days of such event the amount of the Capital Account allocable to such former Member as determined by its Member-Managers as of the date of such event, in accordance with generally accepted accounting principles.

          A. The Member-Manager may require, if there exists a liability or contingent liability pertaining to that member, a reserve to satisfy that liability or contingent liability. The dissociating Member consents to such a reserve. The reserve will be released upon the resolution of the liability of contingent liability or after a reasonable time during which the contingent liability does not occur.

          B. Upon dissociation of a Member who in accordance with Article 8.2(A)(B), has traded the Company's proprietary account, and who the Member-Manger, in his sole discretion, have determined has breached any of the provisions of Article 8.2(B), is required to pay a penalty to the Company of an amount, as determined by the Member-Manager, not to exceed the difference between the basis for the allocation of Net Losses after allocations of profit provided for in Article 8.2(A) and that which was actually allocated in Article 8.1(B)(1)(2) (cumulative net trading loss).

                                      ARTICLE XI

                           ADMISSION OF ADDITIONAL EXPENSES

    11.1 Admission of Additional Members - The Member-Manager may permit the admission of additional Class C Members and determine the Capital Contributions required of such Members.

    11.2 Admission of Other Members - Additional Class A and Class B Members, other than Class B Members who become such by reason of the conversion of Class C Interests pursuant to Article 4.3 hereof, may be admitted only with the consent of all holders of Class A Interests.

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                                     ARTICLE XII

                              DISSOLUTION AND WINDING UP

    12.1 Dissolution - The Company shall be dissolved and its affairs would up upon:

          A. the death, insanity, bankruptcy, retirement, resignation, or expulsion of any Member-Manager unless within 90 days after such dissolution a majority-in-interest (as determined in accordance with Rev. Proc. 94-96, 1994-28 I.R.B. 129) of the remaining Members consent to continue.

          B. the expiration of the Term, unless the business of the Company is continued with the consent of both (a) Members holding a majority of the Capital Interests and/or Profits Interests and (b) all holders of Class A Interests.

          C. the written consent of both (a) Members holding a majority of the Capital Interests and (b) all holders of Class A Interests to dissolve.

    12.2 Liquidation - Upon the occurrence of a Dissolution event, the Member-Manager or authorized liquidating trustees of the Company shall commence to wind up the Company's affairs and liquidate its assets. Unless otherwise required by law, the assets of the Company shall be applied as follows: first, to the payment of any debts and obligations of the company; second, to the establishment of any reserves determined to be necessary by the Member-Manager or liquidating trustees; and third, to the Members to the extent of the balance in each Member's Capital Account and in proportion to the positive balances of such Capital Accounts. Upon liquidation, any Member with a deficit Capital Account balance is required to make a capital contribution to the Company equal to that deficit balance.

                                     ARTICLE XIII

                                      AMENDMENT

    13.1 Amendment or Modification or Operating Agreement - Except for Articles 8.7 and 14.8, this Agreement may be amended or modified from time to time only by a written instrument adopted by both (a) holders of a majority of the Capital Interests and/or Profits Interests and (b) all holders of Class A Interests.

                                     ARTICLE XIV

                               MISCELLANEOUS PROVISIONS

    14.1 No Partnership Intended for Nontax Purposes - The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Illinois Uniform Partnership Act nor the Illinois Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To

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the extent any member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

    14.2 Application of Illinois Law - This Company Agreement and its interpretation shall be governed exclusively by its terms and by the laws of the State of Illinois, and specifically the Act.

    14.3 Waivers - The failure of any party to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Company Agreement shall not prevent a subsequent act, which would have originally constituted a default, from having the effect of an original default.

    14.4 Severability - If any provision of this Company Agreement or the application thereof to any person or circumstances shall be invalid, illegal or unenforceable to any extent, the remainder of this Company Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

    14.5 Non-Solicitation After Dissociation - Each Member hereby agrees that in the event of such Member's dissociation from the Company, whether voluntary or otherwise, he or she shall not, for a period of 18 months after dissociation, either directly or indirectly, on behalf of himself or herself or another party, offer employment, or any other financial association, or solicit any employee, Member or customer of the company. In addition, each Member agrees since he or she may be in receipt of proprietary information relative to the Company's trading techniques and procedures, that any use of such information for any purpose other than the dissociating Member's own use would cause irreparable injury to the Company.

          Each Member hereby declares that the foregoing provisions are necessary and reasonable to protect the business of the company and in addition to all remedies available by law, the Company shall be entitled to equitable relief, including injunctive relief of all damages arising from such breach.

    14.6 Arbitration - Any controversy, claim or dispute arising out of or relating to this Company Agreement, or the interpretation or breach thereof, or any dispute between the Member and company relating to a Member's affiliation with the Company or of the relationship between the Member and Company, including but not limited to claims arising under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination Employment Act, the Civil Rights Act of 1866 (42 USC Section
1981) or other applicable local, state or federal civil rights laws or ordinances, shall be settled by arbitration in a location determined by the Company in accordance with the laws of the National Association of Securities Dealers, Inc. and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

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    14.7    Compliance with Applicable Law - The Operating Agreement of DEERE
PARK EQUITIES, L.L.C. is intended to comply with all present applicable laws, including but not limited to, the Illinois Limited Liability Company Act, and Internal Revenue Service Revenue Procedure 95-10 (26 CFR 601, 201 Part 1,
Section 7701, 301, 7701-2, 301, 7701-3) issued December 25, 1994.  The
Company may, by action of the Member-Manager and without the consent of any Member, amend the provisions of this Agreement to further comply (but only to comply) with any new rulings that the Company may become aware of regarding Limited Liability Companies.

    14.8 Heirs, Successors and Assigns - Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Company Agreement, their respective heirs, legal representatives, successors and assigns.

    14.9 Creditors - None of the provisions of this Company Agreement shall be for the benefit of or enforceable by any creditors of the Company.

    14.10 Attorney-in-Fact - Each of the Members does hereby constitute and appoint Allen S. Gerrard as such Member's true and lawful representation and attorney-in-fact, in its name, place and stead to make, execute, sign and file all such instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Illinois or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, to be effective, implement and continue the valid existence of the Company.

    14.11 Counterparts - This Company Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

    IN WITNESS WHEREOF, I have hereunto set my hand and seal on the date set forth beside my name.

CLASS A MEMBER


_______________________________________       ________________________
DOUGLAS A. GERRARD                                    Date

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                                      EXHIBIT A


                                            PERCENTAGE OF OWNERSHIP
                                            ------------------------
DOUGLAS A. GERRARD                               100%


CAPITAL CONTRIBUTIONS:
----------------------
Cash               $250,000.00

Equipment            50,000.00

IOM Seat            250,000.00
                    __________

TOTAL              $550,000.00





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